EXHIBIT 99

                                [GRAPHIC OMITTED]


For Immediate Release                   Contacts, American Re: James R. Fisher

August 14, 1996                                         (609) 243-4602

                                                        Thomas H. Walker, Jr.
                                                        (609) 243-4679

                                           Munich Re:   Christian Jacobi
                                                        011-49-89-3891-2376

                                                        Peter Wagner
                                                        011-49-89-3891-2703

                 AMERICAN RE AGREES TO BE ACQUIRED BY MUNICH RE
                                FOR $65 PER SHARE

PRINCETON, NJ -- American Re Corporation (NYSE-ARN) announced today that it has signed definitive documents providing for it to be acquired by Munich Reinsurance Company, the world's largest reinsurer, for $65 in cash for each share of common stock (on a fully-diluted basis), or approximately $3.3 billion in total consideration excluding the Company's outstanding long-term debt and preferred securities.

         In the transaction, the Company, which is the holding company for American Re-Insurance Company, will merge with a subsidiary of Munich Re. American Re-Insurance Company will retain its name, and its home office will continue to be located in Princeton, NJ. The Company expects that the transaction, which is subject to the approval by the stockholders of the Company, to regulatory approvals, and to certain other customary conditions and approvals, will close later this year. The Company also announced that certain partnerships controlled by Kohlberg Kravis Roberts & Co. ("KKR"), which collectively own approximately 64.1% of the Company's voting stock, have agreed to vote in favor of the transaction and have granted an option on their shares to Munich Re.

         Paul H. Inderbitzin, Chairman, President and Chief Executive Officer of the Company, who will retain those positions after the transaction closes, said, "I am delighted to have American Re become part of the Munich Re organization. This transaction recognizes the substantial value that American Re already provides to its clients through its Whole Account approach, which will be enhanced by American Re's new affiliation with the world's largest reinsurer. Munich Re's global stature and integrity are well known and I believe the strengths of the two companies will complement each other very well."

                                     -more-


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         Mr. Inderbitzin also noted, "While this transaction will end American
Re's ownership by KKR, I believe that it will not end our relationship with that firm, which has been, and I believe will continue to be, a stalwart, knowledgeable supporter of the insurance and reinsurance industry."

         Saul Fox, general partner of KKR said, "Given the rapid consolidation of the international insurance community, this transaction will allow American Re to continue as an industry leader, enhancing its ability to provide clients with both service and capacity. It is the right move at the right time for both companies, creating a larger, more formidable global competitor. We would like to congratulate Munich Re on joining forces with such a fine management team.

         "In fact, the relationship between KKR and American Re's management team has been an exceptional four-year partnership," Mr. Fox continued. "Although we had anticipated a much longer formal association, we know that the company under the leadership of Paul and his colleagues will continue to flourish. KKR remains very enthusiastic about the prospects for the insurance industry generally and will continue to pursue promising management-led acquisition opportunities."

         Dr. Hans-Jurgen Schinzler, the Chairman of Munich Re's Board of Management, noted, "The purchase means a great step forward for our core business, reinsurance. We have the greatest respect for the qualities of American Re -- its high quality business approach, its people and its clients. We are convinced that the addition of American Re to the Munich Re family of companies, including Munich American Reinsurance Company, will allow us to offer the best service to our clients and outstanding opportunities for our employees. The transaction is also expected to have a positive effect on Munich Re's future earnings per share."

         The Company, through its wholly owned subsidiaries, is a direct writer of treaty and facultative reinsurance and related services, with approximately 1,200 employees in 13 domestic and 16 international offices.

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